SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                              Diedrich Coffee, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    253675201
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 6, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [_] Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  253675201
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Capital Management, Inc.(2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     568,551 (3)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     568,551

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     568,551

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.92%

12.  TYPE OF REPORTING PERSON*

     CO
----------
(2) The securities reported herein are held in the account of Peninsula Fund, L.P.("Peninsula"), a private investment fund. Peninsula Capital Management, Inc. may be deemed to be a beneficial owner of such securities by virtue of its role as the general partner of Peninsula.

(3) The number of reported securities includes 41,666 warrants to purchase common stock that are exercisable immediately and will expire on May 8, 2011.
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  253675201
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     568,551 (3)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     568,551

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     568,551

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.92%

12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  253675201
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Bedford (4)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     568,551 (3)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     568,551

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     568,551

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.92%

12.  TYPE OF REPORTING PERSON*

     IN

----------
(4) The securities reported herein are held in the account of Peninsula Fund, L.P. ("Peninsula"), a private investment fund. Mr. Bedford may be deemed to be a beneficial owner of such securities by virtue of his role as the majority owner of the general partner of Peninsula.
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  253675201
           ---------------------

Item 1(a). Name of Issuer:

           Diedrich Coffee, Inc.
           --------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

           2144 Michelson Drive, Irvine, CA 92612
           --------------------------------------------------------------------

Item 2(a). Name of Person Filing:

           Peninsula Fund, L.P.
           Peninsula Capital Management, Inc.
           Scott Bedford
           --------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence:

           Peninsula Fund, L.P.
           c/o Peninsula Capital Management, Inc.
           One Sansome Street, Suite 3134
           San Francisco, CA  94104

           Peninsula Capital Management, Inc.
           One Sansome Street, Suite 3134
           San Francisco, CA  94104

           Scott Bedford
           c/o Peninsula Capital Management, Inc.
           One Sansome Street, Suite 3134
           San Francisco, CA  94104
           --------------------------------------------------------------------

Item 2(c). Citizenship:

           Peninsula Fund, L.P. - California limited partnership
           Peninsula Capital Management, Inc. - California corporation
           Scott Bedford - United States citizen
           --------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

           Common Stock, $0.01 par value
           --------------------------------------------------------------------

Item 2(e). CUSIP Number:

           253675201
           --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:

           Peninsula Fund, L.P. - 568,551 shares
           Peninsula Capital Management, Inc. - 568,551 shares
           Scott Bedford - 568,551 shares
           --------------------------------------------------------------------

     (b)   Percent of class:

           Peninsula Fund, L.P. - 10.92%
           Peninsula Capital Management, Inc. - 10.92%
           Scott Bedford - 10.92%
           --------------------------------------------------------------------

     (c)   Number of shares as to which such person has:

          (i)  Sole power to vote or to direct
               the vote                                Peninsula Fund, L.P. - 0
                                                       Peninsula Capital
                                                       Management, Inc. - 0
                                                       Scott Bedford - 0
                                                       -----------------------,

          (ii) Shared power to vote or to direct
               the vote                                Peninsula Fund, L.P. -
                                                       568,551
                                                       Peninsula Capital
                                                       Management, Inc. -
                                                       568,551
                                                       Scott Bedford -
                                                       568,551
                                                       -----------------------,

         (iii) Sole power to dispose or to direct
                the disposition of                     Peninsula Fund, L.P. - 0
                                                       Peninsula Capital
                                                       Management, Inc. - 0
                                                       Scott Bedford - 0
                                                       -----------------------,

          (iv) Shared power to dispose or to direct
               the disposition of                      Peninsula Fund, L.P. -
                                                       568,551
                                                       Peninsula Capital
                                                       Management, Inc. -
                                                       568,551
                                                       Scott Bedford -
                                                       568,551
                                                       -----------------------.

Item 5.    Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

           N/A
           --------------------------------------------------------------------

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

           N/A
           --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

           N/A
           --------------------------------------------------------------------

Item 8.    Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

           N/A
           --------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

           N/A
           --------------------------------------------------------------------

Item 10.   Certifications.

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   December 16, 2004
                                        ---------------------------------------
                                                      (Date)

                                          PENINSULA FUND, L.P.***

                                          By: PENINSULA CAPITAL MANAGEMENT, INC.
                                          Its general partner


                                          By: /s/ Scott Bedford
                                              -------------------
                                          Name:   Scott Bedford
                                          Title:  Managing Member


                                          PENINSULA CAPITAL MANAGEMENT, INC.


                                          By: /s/ Scott Bedford
                                              -------------------
                                          Name:   Scott Bedford
                                          Title:  Managing Member


                                          /s/ Scott Bedford
                                          --------------------
                                              SCOTT BEDFORD***

*** The Reporting Person disclaims beneficial ownership over the securities reported herein except to the extent of his pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       EXHIBIT A

                                    AGREEMENT


      The undersigned agree that this Amendment No. 3 of Schedule 13G dated December 6, 2004 relating to the $0.01 par value Common Stock of Diedrich Coffee, Inc. (DDRX) shall be filed on behalf of the undersigned.

                                          PENINSULA FUND, L.P.***

                                          By: PENINSULA CAPITAL MANAGEMENT, INC.
                                          Its general partner


                                          By: /s/ Scott Bedford
                                              -------------------
                                          Name:   Scott Bedford
                                          Title:  Managing Member


                                          PENINSULA CAPITAL MANAGEMENT, INC.


                                          By: /s/ Scott Bedford
                                              -------------------
                                          Name:   Scott Bedford
                                          Title:  Managing Member


                                          /s/ Scott Bedford
                                          --------------------
                                          SCOTT BEDFORD***













03847.0001 #533898